Exhibit 10.1

CONSENT AND WAIVER

THIS CONSENT AND WAIVER (this “Consent”) is made and entered into as of the 16th day of April, 2010, by and between General Moly, Inc., a Delaware corporation (the “Company”), and ArcelorMittal S.A. (“ArcelorMittal”).

RECITALS

A.            The Company and ArcelorMittal are party to a Securities Purchase Agreement, dated November 19, 2007 (the “Securities Purchase Agreement”).  Capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Securities Purchase Agreement.

B.            The Securities Purchase Agreement provides ArcelorMittal with certain purchase rights with respect to future sales by the Company of its capital stock.

C.            The Company proposes to sell and issue up to an aggregate number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that when issued will constitute 25 percent of the Common Stock, on a fully diluted basis, with certain related rights to maintain that level of ownership and other issuances as described therein, pursuant to the terms and conditions of a Securities Purchase Agreement entered into on March 5, 2010 by and among the Company and Hanlong (USA) Mining Investment, Inc., a Delaware corporation (“Hanlong”) and the related Transaction Documents as defined therein (collectively, the “Hanlong Purchase Agreement”).

D.            The Securities Purchase Agreement provides that the Company must obtain Arcelor’s consent prior to issuing any of its capital stock for a price less than the market value of such capital stock.

E.             The Hanlong Purchase Agreement provides that the Company must deliver an executed copy of this Consent to Hanlong as a condition to Hanlong’s obligation to effect the transactions related to the Tranche 1 Closing (as defined in the Hanlong Purchase Agreement).

F.             The Bridge Loan Agreement (the “Bridge Loan Agreement”) entered into on March 5, 2010, by and among the Company and Hanlong in connection with the Hanlong Purchase Agreement, provides that the Company must deliver an executed copy of this Consent to Hanlong within 45 days of March 5, 2010 as a condition to any extension of credit thereunder.

G.            ArcelorMittal (i) is willing to waive any rights to purchase additional capital stock of the Company to the extent such rights arise out of the issuance of the Common Stock pursuant to the Hanlong Purchase Agreement; and (ii) is willing to consent to the issuance of the Common Stock on the terms specified in the Hanlong Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Waiver.  Pursuant to Section 9.3 of the Securities Purchase Agreement, ArcelorMittal hereby waives all rights to purchase any shares of the Company’s capital stock, under Section 6.2(a) of the Securities Purchase Agreement and Section 6.3(a) of the Securities Purchase Agreement, to the extent such rights are triggered by the issuance of the Common Stock pursuant to the Hanlong Purchase Agreement.  In connection with the issuance of the Common Stock pursuant to the Hanlong Purchase Agreement, ArcelorMittal further waives (i) any right to receive a Notice of Issuance, as set forth in Section 6.2(c) of the Securities Purchase Agreement, and (ii) any timing requirements set forth in Section 6.2(d) of the Securities Purchase Agreement.  This waiver and the exercise by ArcelorMittal of, or any failure of ArcelorMittal to exercise, its one-time right with respect to the Common Stock Transaction (defined below), shall not prejudice or limit the future rights of ArcelorMittal under the Securities Purchase Agreement in connection with any future issuance of the Company’s capital stock other than pursuant to the Hanlong Purchase Agreement.

2.             Purchase of Additional Common Stock.

(a)           The first time after the date hereof that the Company proposes to issue, other than pursuant to the Hanlong Purchase Agreement, more than 10,000,000 shares of the Common Stock (the “Common Stock Transaction”), ArcelorMittal shall have a one-time right to purchase, in accordance with the provisions set forth below, such number of shares of Common Stock as necessary to ensure that ArcelorMittal holds a ten percent (10%) ownership in the outstanding shares of capital stock of the Company (on a fully diluted basis) immediately after the completion of the Common Stock Transaction.

(b)           Within 30 days of the proposed closing of the Common Stock Transaction, the Company shall provide written notice to ArcelorMittal describing all material terms of the Common Stock Transaction, including the proposed range of issue prices and all other material terms upon which the Company proposes to issue such Common Stock.  At least three business days prior to the closing of the Common Stock Transaction, the Company shall provide written notice to ArcelorMittal setting forth the actual issue price of the Common Stock Transaction and ArcelorMittal shall have 10 days from the receipt of such notice to agree to purchase all or a portion of the Common Stock it is permitted to purchase pursuant to subsection (a) above, for the same issue price payable in cash, by giving written notice to the Company and stating the quantity of shares of Common Stock that ArcelorMittal is intending to purchase.

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(c)           The completion of the purchase and sale of such Common Stock shall occur on a date specified by the Company, with at least three days prior notice to Arcelor, that is within fifteen days after the closing of the Common Stock Transaction.

(d)           The rights of ArcelorMittal set forth in this Section 2 shall terminate and be of no future force or effect if ArcelorMittal (i) exercises such rights in connection with the Common Stock Transaction, or (ii) fails to exercise such rights in connection with the Common Stock Transaction.

3.             Consent.  Pursuant to Sections 6.3(b) and 9.3 of the Securities Purchase Agreement, ArcelorMittal hereby consents to the transactions contemplated by the Hanlong Purchase Agreement, including without limitation, the issuance of the Common Stock pursuant to the Hanlong Purchase Agreement at a price per share that may be lower than the market value of such shares.

4.             Extension Molybdenum Supply Agreement.  In consideration of the waivers and consents set forth herein, ArcelorMittal and the Company shall enter into an optional Extension Molybdenum Supply Agreement in substantially the form attached hereto as Exhibit A.

5.             Counterparts.  This Consent may be executed in two or more counterparts, which together shall constitute one instrument.  Facsimile and electronic copies hereof may be executed as counterpart originals.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Consent to be effective as of the date first above written.

THE COMPANY:

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	CEO

ARCELOR:

ARCELORMITTAL S.A.

By:	/s/ Peter Kukielski
Name:	Peter Kukielski
Title:	Member of the Group Management Board

By:	/s/ Dayinder Chugh
Name:	Dayinder Chugh
Title:	Member Group Mgt Board

Signature Page to Consent

EXHIBIT A

Molybdenum Supply Agreement

[See Attached]